EXHIBIT 12

___________ __, 2001

Warburg, Pincus Focus Fund, Inc.
466 Lexington Avenue
16th Floor
New York, New York  10017-3147

DLJ Select Funds,
   on behalf of DLJ Strategic Growth Fund
277 Park Avenue
24th Floor
New York, New York  10172

Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) DLJ Select Funds, a Delaware business trust (the "Acquired Trust"), on behalf of DLJ Strategic Growth Fund (the "Acquired Fund"), a separate series of the Acquired Trust, (b) Warburg, Pincus Focus Fund, Inc., a Maryland corporation (the "Acquiring Fund"), and (c) holders of shares of beneficial interest in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive voting shares of common stock of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their interests in the Acquired Fund pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization, dated as of __________, 2000 (the "Agreement"), between the Acquired Trust, for and on behalf of the Acquired Fund, the Acquiring Fund, and Credit Suisse Asset Management, LLC. This opinion is delivered pursuant to
Section 8.5 of the Agreement.

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__________ __, 2001
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We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Trust, on behalf of the Acquired Fund, and the Acquiring Fund addressed to us for our use in rendering this opinion (the Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

      (a) the transfer to the Acquiring Fund of all of the Acquired Fund's assets in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of
            Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

      (b) no gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

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__________ __, 2001
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      (c)   no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

      (d) no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their shares of the Acquired Fund for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of the liabilities of the Acquired Fund as part of the transaction;

      (e) the aggregate tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Acquired Fund held by such Acquired Fund Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder (provided that such Acquired Fund Shares were held as capital assets in the hands of such Acquired Fund Shareholder on the date of the Reorganization); and

      (f) the tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any such certifications, representations or warranties are not accurate or if any of such convenants or obligations are not satisfied in all material respects.




Very  truly yours,